Exhibit 4.(a).4.1

CONFIDENTIAL TREATMENT REQUESTED

Any text removed pursuant to the Company’s confidential treatment request has been separately submitted to the U.S. Securities and Exchange Commission and is marked [***] herein.

(1)	ORANGE BRAND SERVICES LIMITED

(2)	PARTNER COMMUNICATIONS COMPANYLIMITED

RESTATED AMENDMENT TO THE BRAND LICENCE AGREEMENT DATED 14 SEPTEMBER 1998

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Schedule 1
Brand Extraction Protocol Agreement

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Dated:

Between:

(1)
ORANGE BRAND SERVICES LIMITED, company no. 2266684, a company incorporated under the laws of England and Wales whose registered office is at St James Court, Great Park Road, Almondsbury Park, Bradley Stoke, Bristol, BS32 4QJ (Licensor); and

(2)	PARTNER COMMUNICATIONS COMPANY LIMITED, a company incorporated under the laws of Israel whose registered office is at 8 Amal Street, Rosh Ha`ain, Israel (Licensee or Partner).

Background

(A)
The Licensee entered into a brand licence agreement with Orange International Developments Limited for the use of the Orange Brand in the Territory on 14 September 1998 (“the Brand Licence Agreement” or the "BLA").  In 2001, the Orange Brand and the Brand Licence Agreement were assigned to Orange Personal Communications Services Limited, and by virtue of a further assignment on 30 October 2009, the Orange Brand and the Brand Licence Agreement were assigned to the Licensor.

(B)
The Licensor is a member of the France Telecom Group. It is the owner of the Orange Brand and manages and exploits the Orange Brand internationally, including licensing the use of the Orange Brand in the Territory.

(C)
The parties have been in discussions regarding amendments to the terms of the Brand Licence Agreement and have agreed that in consideration for the agreement by the Licensee to pay Royalties for the use of the Orange Brand earlier than the planned royalty review date as detailed in Clause 4 of the Brand Licence Agreement, the terms of the Brand Licence Agreement would be amended as detailed in this Amendment Agreement.

(D)
Given the Licensor’s activities in the area of device procurement and development for Brand Users, in return for the Licensee’s agreement to pay Royalties earlier than the planned royalty review date as detailed in Clause 4 of the Brand Licence Agreement, the Licensor has also agreed to provide the Licensee with assistance and co-operation in relation to device procurement and development.

(E)
The Licensee acknowledges the Licensor’s notification to the Licensee, in accordance with Clause 5.7 of the Brand Licence Agreement, that the Licensor has granted rights to third parties use the Orange Brand in Syria, Iraq, Egypt, Jordan and Lebanon, all being neighbouring countries to the Territory.

(F)	With effect from the Commencement Date, the Licensor and the Licensee have agreed to amend the Brand Licence Agreement as set out below.

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It Is Agreed:

1.	Definitions and Interpretation

1.1          The following definitions shall apply in this Amendment Agreement.  Save to the extent expressly specified in this Amendment Agreement, all capitalised terms used in this Amendment Agreement which are defined in the Brand Licence Agreement shall have the meaning given in the Brand Licence Agreement.

Amendment Agreement means this agreement;

Annual Service Revenues means total annual revenues generated by Partner from the provision of services offered under the Orange Brand.  For the avoidance of doubt revenues received by the Licensee from the sale of equipment and Devices are excluded from Annual Service Revenues;

Brand Extraction Protocol Agreement means an agreement to govern the termination of the Brand Licence Agreement and/or the re-brand of the Licensee’s business to another brand (substantially according to the process and incorporating the terms of agreement set out in Schedule 1) and which shall detail, inter alia, the length of time after the service of notice of termination of this Agreement during which the Licensee may continue to use the Orange Brand in the Territory which period, in any event, shall be as short as possible and no longer than 12 (twelve) months from the date of termination;

Brand User means any entity which has been granted a licence from time to time to use the Orange Brand in relation to the products and services which it supplies and, for the avoidance of doubt, includes the Licensee;

Business Day means a day on which banks are open in London and Tel Aviv for the transaction of normal banking business;

Commencement Date means 1 April 2012;

Competitor means any person or entity which has a direct or indirect interest (more than 10%) in a business or other venture which is,  the same as or similar to (or is likely to become the same as or similar to) a business or venture operated by the Licensor or any member of the France Telecom Group;

Controlling Interest means the ownership or control (directly or indirectly) of 50% or more of the voting capital or votes exercisable at general meetings of the relevant company, and Control shall be construed accordingly;

Confidential Information means all information of a Party or of FT or a member of the FT Group marked "confidential" or which the other person by reason of the nature of such information ought reasonably to know is confidential, including but not limited to trade secrets, know-how, proprietary rights and commercial, financial, marketing, pricing, business and technical or other sensitive information, specifications, calculations, formulae, processes, business methods, diagrams, drawings and all other confidential information of whatever nature (whether written or oral, in any form or medium) given, disclosed or made available in any manner by the disclosing Party to the receiving Party in connection with this Agreement, whether before or after the Effective Date.

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Devices means mobile handsets and external data modules (USBs and data cards).  For the avoidance of doubt, tablets are excluded;

Effective Date means 29 January 2012;

Elements of the Orange Brand include, without limitation:

(a)	the mark orange;

(b)	the orange word and logo marks;

(c)	the colour orange Pantone 151 or similar;

(d)	the fonts specified in the Orange Brand Guidelines;

(e)	the distinctive orange, black and white livery;

(f)	any brand line adopted as an Element of the Orange Brand; and

(g)	local language translations and transliterations of, or variations to, the above, relevant to the Territory;

 FT means France Telecom, a French "société anonyme" with a share capital of 10412239188,00 Euros registered with the Paris Commerce and Companies Register under n° 380 129 866, whose registered office is at 6 Place d'Alleray, 75015 Paris, France;

FT Group means France Telecom and its Subsidiary companies from time to time;

FT Group's Devices Program means the existing process of Device selection developed by FT Group (the Catalogue Process) and the terms and conditions of the FT corporate sourcing contract (“CSC”) for the supply of Devices;

New Products and Services means products and/or services which do not fall within the scope of Licensed Services as defined in the Brand Licence Agreement, and includes but is not limited to IP TV activities, mobile payment services, TV Broadcasting, banking, financial services, and e-commerce;

New PS Service Revenues means the service revenues generated by the Licensee from the sale or supply of any and all New Products and Services and New Products and Services, for which consent for the use of the Orange Brand has been given by the Licensor;

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Parties means the Licensor and the Licensee;

Quarter means the period between two Quarter Dates inclusive of the earlier date but exclusive of the later date except that the first Quarter of this Agreement shall run from the Commencement Date to the next Quarter Date;

Quarter Date means 31 March, 30 June, 30 September, and 31 December in each year;

Royalties means the fees based on a percentage of revenues as further detailed in Clause 4;

Subsidiary means, in relation to a company, any other company in which such company (or persons acting on its behalf) holds a Controlling Interest;

1.2          The headings in this Agreement shall not affect its interpretation.

1.3          The Schedules form part of this Agreement.

1.4          References to include and including shall be construed without limitation.

2.	Use of the Orange Brand

2.1	The Licensee undertakes not to use the Orange Brand (or any part thereof) in respect of any New Products and Services without the Licensee’s prior written consent.

2.2
The Licensee undertakes to discuss and consult with the Licensor as to the form and content of all advertising, promotional and sponsorship activities and web site design in which any part of the Orange Brand appears.

2.3
The Licensee undertakes to use reasonable commercial endeavours to support the Licensor in its efforts to maintain global consistency in the appearance, use and reputation of the Orange Brand and comply with Licensor's reasonable requests from time to time in order to maintain such consistency. While considering ways to support global consistency, the parties will take into account the special characteristics of the market in the Territory.

2.4
The Licensee undertakes to make reasonable commercial efforts to give the Licensor access, at no cost, to market research, brand awareness and brand perception studies undertaken or commissioned by the Licensee in relation to the Licensed Services and/or any New Products and Services. For the avoidance of doubt, the Licensee shall not be under an obligation to arrange for the translation of any such studies into English for the Licensor.

2.5
Where the Licensor’s approval is required under this Agreement, the Licensee will make its request for approval to the Licensor in writing (which may be by email) giving sufficient details to enable the Licensor to consider the request.  The Licensor shall give due regard to the urgency of any such request and shall respond to the Licensee as soon as reasonably practicable.

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2.6
At bi-annual (or other mutually agreed) intervals after the signature of this Amendment Agreement, the Licensor and the Licensee will organise review meetings to be held for the purpose of developing and strengthening the Licensee’s use of the Orange Brand.  During such review meetings, the Licensor will review and approve creative, media and/or  communication plans, brand strategy plans, as well as proposed significant deviations therefrom if they arise (“Bi-annual Reviews”). A detailed procedure for submitting materials and for communicating approval pursuant to these Bi-annual Reviews shall be agreed between the Licensor to the Licensee.

2.7
In order to ensure the smooth operation of the Bi-annual Reviews, the Licensor will provide on-going support, co-ordination and recommendation to the Licensee.  The Licensee agrees to co-operate with the Licensor in relation to the Bi-annual Review process.

3.             Co-operation

3.1	The Licensor agrees to procure that FT will provide, on behalf of the Licensor, the following services to the Licensee:

3.1.1	Access for Partner to FT Group’s Devices Program in accordance with the provisions of this Clause 3.1.

3.1.2
FT has created and developed the FT Group's Devices Program to materialise its purchasing policy for Devices purchased through the FT Group, the objective of which is (i) to obtain the best commercial conditions from selected suppliers and (ii) to improve the FT Group’s sourcing practices, processes and governance.

3.1.3
Partner will benefit from the  Devices Corporate Sourcing Contracts (“CSCs”) in force between FT and its Devices vendors provided that in relation to each CSC: (i) such Devices vendor accepts Partner as a beneficiary of the CSC (“Eligibility Criteria”) and (ii) Partner gives prior written notice to the Licensor of its intention to accede to such CSC. The Licensor will procure that FT will use all reasonable efforts to reach the consent of all FT’s Devices vendors to include Partner as a beneficiary of the CSCs.

3.1.4	Once Partner has met the Eligibility Criteria for a CSC, and has given the Licensor written notice of its intention to accede to such CSC, in order to benefit from the terms and conditions of the CSC:

3.1.4.1	Partner shall conclude an Implementation Contract with the relevant Devices vendor (as defined in the CSC) and place a purchase order pursuant to such Implementation Contract; or

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3.1.4.2	Partner shall place a purchase order with the relevant Devices vendor pursuant to the CSC; or

If Partner has already signed a local contract with a Devices vendor or a Devices vendor’s distributor in the Territory, Partner shall modify such local contract (with the consent of the Devices vendor or the Devices vendor’s distributor) so that it complies with the terms and conditions agreed between FT and the Devices vendor, provided that such terms and conditions are more favourable (to Partner) than those in the existing local contract.  Partner will use its best reasonable efforts in order to be able to disclose the terms of such local contract, and any pricing proposals made by the Devices vendor or its distributor, to the Licensor and FT, subject to the Licensor’s and FT’s compliance with any relevant confidentiality obligations.

The conclusion of an Implementation Contract, the issue of a purchase order, or the modification of a local contract will constitute full acceptance by Partner of the terms of the relevant CSC.  For the avoidance of doubt, adaptations to local requirements shall be covered by the relevant Implementation Contract or by an amendment to a local contract between Partner and the relevant Devices vendor or its distributor, and the corresponding costs shall be borne by Partner.

3.1.5
Partner undertakes to forward promptly to the Licensor a copy translated into English of each Implementation Contract signed with a Devices vendor and/or a copy translated into English of each amended local contract signed with a distributor of Devices vendor in the Territory.

3.1.6
Partner shall give written notice as soon as possible to the Licensor of any material dispute or issue (i) arising out of the implementation of a CSC or the interpretation of the provisions of such CSC or (ii) in relation to any Devices vendor or its distributor in the Territory.

3.1.7
Partner undertakes to put in place a functional reporting process with the Licensor, pursuant to which Partner shall inform the Licensor in writing (i) every month of the forecasted quantities by model and by vendor; (ii) every month of each calendar year, of the total amount of orders per CSC for the relevant period, and (iii) at the end of each calendar year, the global value (exclusive of VAT) of orders submitted by Partner pursuant to those CSCs of which it is a beneficiary.  Partner will respond to the Licensor’s reasonable requests for additional information on forecasted quantities and total amounts of orders per CSC.

3.1.8
Partner undertakes to inform the Licensor promptly of any lower priced proposal made by any Mobile Handset vendor or its distributor in the Territory, provided that the provision of the information under this clause does not breach any legal undertaking by Partner.  Partner agrees that such information may be used by the Licensor and/or FT, for the purpose of improving and/or renegotiating FT’s prices with the relevant Mobile Handset vendor.

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3.1.9
Access to FT Group’s Devices Program shall include access to the FT catalogue process run by the FT Group, Partner will commit that [***] of its Devices shall be sourced through the Program, with [***] of the total volume purchased through the France Telecom Group core range representing a maximum of [***] devices, and the rest through the long tail FT Group offer.

The parties agree that “Kosher” mobile handsets (no SMS) are excluded from this process.

When a Devices vendor is unable to, or does not for any reason, supply Partner, following a purchase order placed by Partner, Partner will be able to reschedule or cancel the order for the concerned quantities according to the terms of the CSC. In case of cancellation, Partner will be authorized to procure those Devices from another source after written notification to the Licensor and FT.

When additional quantities of Devices outside of the forecast are requested by Partner, and the Devices vendor is not able to, or does not, supply them, Partner will be authorized to procure those additional quantities from another source  after written notification to the Licensor and FT.

3.2
Without derogating from the aforesaid, the Licensor  will procure that FT will discuss, in good faith, on a case by case basis, the inclusion of Partner in other programs, including licences available to other Orange licensees.

3.3	The Licensor will procure that FT will give access for Partner to commercial roaming programs organised and supported by FT, details of which are to be agreed by the parties under separate agreement.

3.4	In the event that Partner obtains an international long distance licence, the Licensor will procure the co-operation of FT with regard to the termination of international traffic;

3.5
The Licensor will procure that FT will give access for Partner to [***]  in the areas of [***], save that the Licensor reserves the right to restrict Partner’s access to any meeting, program or information if FT reasonably believes that it involves a high degree of commercial sensitivity for FT, the Licensor, or a member of the FT Group, or could amount to a breach of FT’s obligations to a third party.

3.6
The Licensor will procure that FT will offer Partner access to products and services developed or acquired by FT on terms to be negotiated on a case by case basis, including value added services such as the Orange Music Shop or content that may be of interest to Partner, provided that such access will be subject to the consent of any third party rights holders.

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4              Royalties and Payment

4.1
The Licensee will pay an annual fee to the Licensor for the provision of benefits and services, including the co-operation services detailed in Clause 3 of this Amendment Agreement, in relation to its mobile phone activities and its non-mobile activities existing as at the Effective Date, as detailed below:

(a)	[***]

(b)	[***]

(c)	[***]

4.2
In the event that the Licensor consents to the use by the Licensee of the Orange Brand in respect of any New Products and Services, the Licensee will pay Royalties equal to [***] of the Licensee’s New PS Service Revenues.

4.3
With effect from the Commencement Date until [***] of the Commencement Date, the Licensee will submit, in respect of each Quarter, a written report on its supply of the Licensed Services and any New Products and Services detailing its Annual Service Revenues and New PS Service Revenues (“Quarterly Report”), within 45 (forty-five Business Days of each Quarter Date or 7 (seven) days after publication of Partner’s financial reports, whichever is later. With effect from [***] of the Commencement Date, the Licensee will submit its Quarterly Report within 15 (fifteen) Business Days of each Quarter Date. The Licensee will pay the Royalties when they are due to the Licensor or to any entity nominated by the Licensor in writing.  All such charges and payments will be made to the Licensor, or to any entity that the Licensor nominates, in Euros.

4.4
The Royalties and any other payments will be paid to the Licensor without any deduction of value added tax, stamp duty or any other taxes presently or in the future applicable in the Territory, save for withholding tax which may be deducted.  In the event that the Royalties or any other payments would be subject to value added tax, stamp duty or any other taxes (save for withholding tax), the Licensee will gross up the amounts of such Royalties or payments to the extent that the amounts paid would be net of such value added tax, stamp duty or other taxes.

4.5
The Licensee will provide documentation which is relevant to the payment of any withholding tax  paid in the Territories or may be required by the Licensor, or any person that the Licensor nominates, from time to time, within 30 (thirty) days (or any other period to be agreed by the Parties) of making the payment.

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4.6
The Licensor will render invoices for Royalties in respect of the preceding Quarter commencing with the first Quarter ending after the Commencement Date. The Royalties will be payable Quarterly in arrears within 60 (sixty) days of the date of the invoice.

4.7
The Licensee will pay to the Licensor interest at 2% above the base rate as may be published by the Bank of England from time to time upon any arrears of payments due and payable under this Agreement.  The Licensor will pay to the Licensee interest at 2% above the base rate as may be published by the Bank of England from time to time on any refund that may be required pursuant to any Adjustment under Clause 4.8 of this Agreement.

4.8
Following approval by the Licensee’s shareholders of its fully audited annual accounts the calculation of the Royalties will be adjusted either up or down, if necessary, as determined by the approved figure for the Annual Service Revenues and New PS Service Revenues for the preceding financial year (the “Adjustment”).  The amount of the Adjustment will be paid by the Party from which it is due within 14 (fourteen) days after written demand or may, by written agreement between the Parties, be set off against other amounts owing.

4.9	Except as expressly stated otherwise in this Agreement, all sums payable under this Agreement shall be made in full without set off of any amount which may be due to the Licensor.

4.10
In addition to the provisions of clause 4.8 above, the Licensor will have the right, once in every calendar year after giving 30 (thirty) Business Days’ written notice to the Licensee, to inspect by an independent CPA to be approved by the Licensee, the Licensee’s records relating to Annual Service Revenues and New PS Service Revenues during normal business hours in order to verify the information provided by the Licensee. This right of inspection shall remain in effect for a period of one year after termination of this Agreement.  The costs of each inspection will be paid by the Licensor unless it discovers an inaccuracy or discrepancy of 10% or more in relation to any Royalties due or paid to the Licensor under this Agreement, in which case the costs of the inspection will be paid by the Licensee.

5.	Termination of the amendment agreement and consequences of termination

5.1
The Licensee may elect to terminate this Amendment Agreement at any time by giving the Licensor not less than three months’ notice in writing, such notice to expire on the second anniversary of the Commencement Date.

5.2           On termination of this Amendment Agreement for any reason:

(a)	the rights of the Licensee under this Amendment Agreement will end immediately, except for the Licensee rights set out in Clause 5.5;

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(b)	all obligations of the Licensor detailed in Clause 3 (Co-operation) will end immediately;

(c)
all licences and permissions to use the Orange Brand in relation to New Products and Services will end immediately, and the Licensee will within three months stop all use of the Orange Brand in relation to any such New Products and Services;

(d)	the parties acknowledge that the Brand Licence Agreement shall continue to apply, according to its terms as it existed immediately prior to the Effective Date.

5.3
In addition to the Licensee’s right under Clause 5.1, and without prejudice to any other rights or remedies available to either party, either party may terminate this Amendment Agreement with effect from the date stated in the written notice served upon the Licensee:

(a)	if the other party commits a material breach of this Agreement that is not capable of remedy; or

(b)
if the other party commits a material breach of this Agreement which is capable of remedy and fails to remedy the breach within a period specified in a written notice from the party requesting remedy of such breach giving details of the breach and requiring it to be remedied, the period being reasonable having regard to the nature of the breach or, if no period is specified, within 90 (ninety) days of receipt of the written notice.

5.4
Without prejudice to any other rights or remedies available to the Licensor, the Licensor may terminate this Amendment Agreement with effect from the date stated in the written notice served upon Partner if the Licensor reasonably considers that the disclosure of Confidential Information by the Licensee and/or the supply of services to Partner as detailed in Clause 3 shall cause or result in a real and serious risk of (i)  a material damage or harm to the Licensor, FT or a member of the FT Group (including, in particular, to their respective assets); (ii) disclosure of Confidential Information to a Competitor; or (iii) use or disclosure of Confidential Information in bad faith.

5.5
If this Amendment Agreement is terminated by the Licensee pursuant to Clause 5.1, any and all Royalties paid by the Licensee to the Licensor under the terms of the Amendment Agreement shall be set off against Royalties payable under the Brand Licence Agreement.

5.6
The termination of the Amendment Agreement will not affect the accrued rights or liabilities of either Party. Any Clause in the Amendment Agreement, which by its terms is expressed to come into effect or continue after termination, will do so.

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6.             termination of the brand licence agreement and consequences

6.1
Without prejudice to any other rights or remedies available to either party, either party may terminate the Brand Licence Agreement with effect from the date stated in the written notice served upon the other party:

(a)	if the other party commits a material breach of the Brand Licence Agreement that is not capable of remedy; or

(b)
if the other party commits a material breach of the Brand Licence Agreement which is capable of remedy and fails to remedy the breach within a period specified in a written notice from the party requesting remedy of such breach giving details of the breach and requiring it to be remedied, the period being reasonable having regard to the nature of the breach or, if no period is specified, within 90 (ninety) days of receipt of the written notice.

This Clause 6.1 shall survive the termination of this Amendment Agreement.

6.2
The termination of the Brand Licence Agreement will not affect the accrued rights or liabilities of either Party. Any Clause in the Brand Licence Agreement, which by its terms is expressed to come into effect or continue after termination, will do so.

6.3
On termination of the Brand Licence Agreement for any reason, as soon as possible after service of notice to terminate, the Licensor and Licensee will meet to agree in good faith the Brand Extraction Protocol Agreement which is at Schedule 1 to this Amendment Agreement.

6.4
On termination of the Brand Licence Agreement, the Licensor undertakes (i) not to grant a licence to use the Orange Brand to any person or entity or otherwise to permit use of the Orange Brand in the Territory in respect of business to business telecommunications services for a period of two (2) years from the date of termination of the Brand Licence Agreement; and (ii) not to grant a licence to use the Orange Brand to any person or entity or otherwise to permit use of the Orange Brand in the Territory in respect of the Licensed Services (excluding business to business telecommunications services) for a period of two years and six months (2 years and 6 months) from the date of termination of the Brand Licence Agreement.

This Clause 6.4 shall survive the termination of this Amendment Agreement.

7             Notices

7.1	Clause 26 of the Brand Licence Agreement is hereby deleted, and Clauses 7.2 to 7.4 shall apply to the Amendment Agreement and the Brand Licence Agreement.

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7.2	Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be:

(a)	sent by fax to the number set out in Clause 7.4; or

(b)	delivered by hand or sent by prepaid recorded delivery, special delivery or registered post to the relevant address in Clause 7.4; or

(c)
sent by email to the address set out in Clause 7.4 only if specified in this Agreement or otherwise agreed in writing between the Parties that notices, with respect to that specific issue, will be accepted by email.

In each case it shall be marked for the attention of the relevant Party set out in Clause 7.4.

7.3	Any notice given by hand delivery, fax, post or email shall be deemed to have been duly given:

(i)	if hand delivered, when delivered;

(ii)	if sent by fax, twelve (12) hours after the time of despatch provided that a successful transmission report has been received; or

(iii)	if sent by recorded delivery, special delivery or registered post, at the time of delivery recorded by the postal service; or

(iv)
if sent by email, twelve (12) hours after the time of despatch provided that a confirmation of delivery has been received PROVIDED THAT it is agreed pursuant to 7.2(c) that email notices will be accepted;

unless there is evidence that it was received earlier than this save that where delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

7.4	The addresses, fax numbers and e-mail addresses of the Parties for the purpose of Clause 7.3 are as follows:

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Licensor

Address:	Orange Brand Services Limited
St. James Court
Great Park Road
Almondsbury Park
Bradley Stoke
Bristol
BS32 4QJ

Fax:	00 44 870 373 1744

Email:	ipr@orange-ftgroup.com

For the attention of:	Company Secretary

Licensee

Address:	Partner Communications Company Limited

Fax:	00 972 54 7814193

Email:	roly.klinger@orange.co.il

For the attention of:	Roly Klinger, Vice President Legal Affairs and Company Secretary

7.5	Either Party may change the address, fax number or person for whose attention notices are to be addressed by serving a notice on the other Party in accordance with this Clause 7.

8              CONFIDENTIALITY

8.1
The Parties acknowledge that the performance of their respective rights and obligations under this Amendment Agreement will involve their having access to Confidential Information. The Parties agree, except as required by enforceable laws or regulations or the rules of any stock exchange or securities exchange commission, and save that the Licensor may disclose Partner’s Confidential Information to FT:

(a)	to keep all Confidential Information confidential and restrict access to such Confidential Information to employees and agents who are themselves under obligations of confidentiality;

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(b)	to return all records of Confidential Information at the request of the other Party; and

(c)	not to disclose the terms of this Agreement in whole or in part to third parties other than professional advisers.

8.2	The Parties will only use any Confidential Information in accordance with the rights and obligations under this Amendment Agreement.

8.3	The above undertakings do not apply to Confidential Information which:

(a)	is, or after disclosure hereunder becomes, generally available to third parties other than through any act, neglect or omission of the receiving Party; or

(b)
was lawfully in the possession of the receiving Party prior to disclosure hereunder, as evidenced by the written records of the receiving Party, and which was not acquired directly or indirectly from the disclosing Party; or

(c)	is lawfully disclosed to the receiving Party by a third party without restriction or disclosure; or

(d)	is independently developed by the receiving Party; or

(e)
is required to be disclosed pursuant to a Court Order, by law or by any regulatory (or other analogous) authority having jurisdiction over either Party, provided that (to the extent it is permitted to do so) the affected Party gives all reasonable notice of such disclosure to the other Party.

8.4
The Parties agree that neither will make any media release or other public statement concerning the contents of this Agreement or any dispute which may arise hereunder other than a statement in terms previously agreed with the other Party except for and subject to any legal duty imposed on a Party by applicable law.

8.5	The obligations in this Clause 8 will survive termination of this Amendment Agreement.

9.             Miscellaneous

9.1
This Amendment Agreement is supplemental to the Brand Licence Agreement which shall remain in full force and effect. Save to the extent expressly modified in this Amendment Agreement, all of the terms of the Brand Licence Agreement shall apply to this Amendment Agreement.  In the event of a conflict between this Amendment Agreement and the terms of the Brand Licence Agreement, the terms of the Brand Licence Agreement shall apply.

9.2	Changes to this Amendment Agreement shall be binding only when made in writing and signed by authorised representatives of both Parties.

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9.3	The provision of any information by the Licensee under this Agreement shall be in accordance with the data protection laws of the Territory.

9.4
If either Party fails to exercise a right or remedy under this Agreement, delays in exercising it or exercises it once, or partially, that right or remedy is still available to that Party.  If a Party breaches this Agreement, and the other ignores the breach, the other is still entitled to exercise its rights and remedies in relation to any subsequent similar breach.

9.5
If a court or other competent organisation decides that a Clause in this Amendment Agreement is invalid, it shall not affect the validity or enforceability of the remaining terms and rights.  The Licensor and the Licensee shall try to agree on a suitable Clause to replace the one which is invalid.  The new Clause should, as far as possible, achieve the same economic, legal and commercial aims as the invalid one.

9.6
This Amendment Agreement shall be governed by and construed in accordance with the laws of Israel, and the parties further submit to the exclusive jurisdiction of the Israeli Courts as regards any fact, matter or dispute arising out of or in connection with this Amendment Agreement.

Signed by authorised representatives of the Parties on the date of this document.

SIGNED for and on behalf of	)
ORANGE BRAND SERVICES	)
LIMITED	)
by its authorised representative:	)
:	)

SIGNED for and on behalf	)
PARTNER COMMUNICATIONS	)
COMPANY LIMITED	)
by its authorised representative	)
:	)

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SCHEDULE 1

BRAND EXTRACTION PROTOCOL AGREEMENT

OBSL and the Licensee are parties to the Brand Licence Agreement dated September 14, 1998 (BLA) under which the Licensee is licensed to use the Orange Brand in Israel.

The Licensor and Licensee have agreed that upon termination of the BLA, the Licensee will cease using the Orange Brand in accordance with the terms of the BLA and the BLA Amendment.

This Brand Extraction Protocol Agreement (BEPA) sets out the process agreed between the Licensor and the Licensee to govern (i) the termination of the BLA, (ii) the extraction of the Orange Brand from the Licensee in Israel and (iii) the re-brand of the Licensee’s business to another brand ("The New Brand"), as outlined in Part A below.

This BEPA aims to manage the termination and extraction process in a manner that ensures the successful launch of the New Brand whilst preserving the integrity of the Orange Brand and protecting the businesses of the France Telecom Group, the Licensor and the Licensee.  The Parties agree that any and all material that uses, refers or relates to the Orange Brand (or any element thereof) shall be subject to the prior written approval of the Licensor in accordance with the Approval Process attached at Appendix A and  that, in the event that the Licensor reasonably considers that any materials to be used by the Licensee would cause damage or detriment to the Orange Brand the Licensor shall have the right either to direct that the Licensee ceases use of such material or to direct the re-design of any such materials as to avoid any such damage or detriment.

The following terms shall have the following meanings:

Active Use means the ongoing use of the Orange Brand by the Licensee in relation to its current business activities after the Notice of Termination and until the Termination Date/Launch Date, such use to be governed by the terms and conditions of the BLA and this BEPA.

Brand Licence Agreement (or BLA) means the brand licence agreement dated September 14, 1998 and the amendment of the BLA dated _________(” BLA Amendment”)

Elements of the Orange Brand has the meaning ascribed to it in the Amendment Agreement.

France Telecom (or FT) means the French "société anonyme" registered with the Paris Commerce and Companies Register under n° 380 129 866, whose registered office is at 6 Place d'Alleray, 75015 Paris, France.

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France Telecom Group means France Telecom and its Subsidiary companies from time to time.

Launch Date means the date of launch of the New Brand and/or cessation of all Active Use of the Orange Brand.  The Launch Date shall be the same as the Termination Date.

Licensee has the meaning ascribed to it in the BLA Amendment.

Notice of Termination means the notice served by the Licensor or the Licensee to terminate the BLA and shall specify the Termination Date.

Orange or the Licensor means Orange Brand Services Limited company no. 2266684, a company incorporated under the laws of England and Wales whose registered office is at St James Court, Great Park Road, Almondsbury Park, Bradley Stoke, Bristol, BS32 4QJ.

Orange Brand has the meaning ascribed to it in the BLA.

Residual Use means use of the Orange Brand in Israel which existed prior to the Termination Date and which is (a), due to legal and/or technical reasons, beyond the control of the Licensee or (b) use which the Licensor may permit for a limited period after the Termination Date, and in relation to which the Licensor may waive its rights to take action provided that the Licensee has used best endeavours to cease all use of the Orange Brand and has complied with the terms of the BLA and this BEPA.  Residual Use may include the uses outlined at Section C below and any other items as agreed in writing between Licensor and the Licensee and shall be dealt with as agreed in writing between the Licensor and the Licensee, including the periods of Residual Use per item.

Subsidiary has the meaning ascribed to it in the BLA Amendment

Transition Communications means any external communications relating to the extraction of the Orange Brand and[/or the re-brand of the Licensee’s business from the Orange Brand to the New Brand] and Transitional Period means the period during which the Transition Communications continue, which in any event shall be  as short as possible but no longer than sixty (60) days.

Termination Date means the date of effective termination of the BLA, as specified in the Notice of Termination, upon which date all rights to use (and all use of) the Orange Brand, other than agreed Residual Use, is terminated.  The Termination Date shall be the same as the Launch Date and shall be a date no later than 12 months from the date of Notice of Termination.

A.  KEY DATES AND STEPS IN THE BRAND EXTRACTION PROCESS

1.	Service of Notice of Termination

Notice of Termination shall be served by the Licensor, or the Licensee shall specify the Termination Date.  Within XXXX days of Service of Notice of Termination the Licensor and Licensee will sign the BEPA and enter into good faith negotiations to agree the Brand Extraction Communications and Strategy and the items outlined A.2 below.

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2.	Agreement of Brand Extraction Communications and Strategy
The Brand Extraction Communications and Strategy shall:
(a) Specify the brand extraction communications platform to be used regarding the cessation of use of the Orange Brand.
(b) Be agreed no later than 3 months before the Termination Date/ Launch Date or such other date as agreed in writing by the Parties.
(c) Specify the Termination Date/Launch Date.
(d) Itemise any Residual Use and specify any dates relating to the cessation of such Residual Use.

3.	Launch Date/Termination Date: [date]

Date of [launch of the new brand and] cessation of all Active Use of the Orange Brand (including Transition Communications but excluding Residual Use).  Launch date to be agreed as part of the Brand Extraction Communications and Strategy.

4.	Transitional Period: [date – date]
The period during which the Transition Communications may continue, which shall be as short as possible but no longer than sixty(60) days.

B.  IT IS FURTHER AGREED THAT:

1.	The Licensee shall provide the Licensor with lists of:

(a)
all trade marks containing Elements of the Orange Brand that were used  Licensee in conjunction with the Orange Brand and/or that are registered in the name of the Licensee and/or any of its subsidiaries/affiliates, and

(b)	all business or trading names used and/or registered by the Licensee and/or its subsidiaries containing Elements of the Orange Brand, and

(c)	all domain names used and/or registered by the Licensee and/or its subsidiaries which contain Elements of the Orange Brand or which were used in conjunction with the Orange Brand.

2.
The Licensee hereby warrants that the lists provided under paragraph B.1 above are complete and accurate. The Licensee shall give any and all assistance reasonably sought by the Licensor to perfect the transfer of any of the items in B.1 above to the Licensor, with costs to be borne by the Licensee.

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3.
The Licensee agrees that, in addition to Clause 19.1 of the BLA, any and all companies incorporated in Israel in relation to the Licensee’s operations and registered under names that contain any Elements of the Orange Brand will, effective on or before the Termination Date, either be dissolved or shall have their company name registrations changed so that they do not include any Elements of the Orange Brand or anything confusingly similar.

4.
Subject to any Residual Use agreed by the Licensor, the Licensee undertakes that it will cease use of and will surrender or transfer to the Licensor all existing domain names consisting of or containing the element “orange” and/or consisting of or containing any other Element of the Orange Brand that have been used and/or registered by the Licensee in conjunction with its use of the Orange Brand and/or in relation to its business activities.

5.	The Licensee undertakes that (other than as permitted in writing by the Licensor) it will make no further use of nor will it seek to sub-license or obtain any rights, registered or otherwise, in:

a)	The word ORANGE as, or as a part of, a trade mark, company name, trade name, business name, domain name or any other business identifier.

b)
Any shade of the colour orange used as the dominant colour on goods, packaging for goods, printed materials, promotional and advertising materials, business papers and product or corporate livery For the purposes of this provision, “dominant” means that the use of the colour dominates in any way whether this be by inter alia:

•	percentage of surface area covered by the colour,
•
the manner and style of use, for example (but not by way of limitation) areas of solid orange colour, or emphasising the colour orange by using it alongside less strong colours, or drawing attention to the colour orange through repetitive use,

•	use of orange as the only colour of note in an otherwise black and/or white and/or grey and/or other bland coloured environment.

c)	Any of the following device mark(s) or devices:

•	of the colour orange, or
•	which include orange as the dominant colour, or
•	which include the word “orange” either alone or in combination with any other wording, or
•	which include graphics, numerals or wording in white on an orange background.

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Orange - Use pursuant to Company Instructions

d)	A colour palette that is purely black, white, grey and orange or in which orange is the only colour.

Any local language used in Israel as the equivalent of the word "orange" (meaning either the colour or the fruit) as, or as a part of, a trade mark, company name, trade name, business name, domain name or any other business identifier. For the avoidance of doubt, nothing in this clause shall prevent the company Tapuz Anashim Ltd, which is controlled by the Licensor’s controlling shareholder, from continuing to operate under the brand “Tapuz”.

e)
Any brand line adopted as an element of the Orange Brand (including but not limited to ‘the future’s bright, the future’s Orange’, “together we can do more”, and/or “today changes with Orange”) or any other business or trading signs or identifiers that are confusingly similar to any Elements of the Orange Brand as identified in the BLA.

6.
Subject to any Residual Use agreed in writing by the Licensor, the Licensee warrants that all actions and undertakings contained in paragraphs B.1 to B.5 inclusive will be completed and effective on or before the Termination Date.

7	The Licensee agrees that the undertakings given by the Licensee herein are to be binding on any and all of its subsidiaries, affiliates successors, assigns, licensees, distributors and/or agents.

8
For the avoidance of doubt, the Parties acknowledge that the Licensee’s use of the Orange Brand in Israel after Notice of Termination is subject to the terms and conditions of the BLA , the BLA Amendment and this BEPA, save that:

(a)
any Reviews and Performance Assessment provisions shall be replaced by the Licensor’s assessments, reviews and approvals of the Licensees’ brand communication activities and the extraction of the Orange Brand and the Licensor’s processes to assess brand health and brand perception;

(b)
the Licensee shall not participate in any  forums established for the purpose of sharing the Licensor’s know-how and/or strategy regarding the Orange Brand, in which it may previously have participated.

9
The parties agree that this BEPA shall be governed by Israeli law and the parties submit to the exclusive jurisdiction of the Israeli Courts in Tel-Aviv district as regards any fact, matter or dispute arising out of, or in relation to this Agreement.

10	In the case of inconsistency between the BLA and BLA Amendment and this BEPA, this BEPA shall prevail.

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Orange - Use pursuant to Company Instructions

C:  NON-BINDING EXAMPLES OF RESIDUAL USE which may be agreed by the Licensor in accordance with the provisions of this BEPA (with cessation dates and other conditions to be agreed)

•	Orange Signature Devices
•	Domain name and website traffic redirection
•	International Roaming Handset Codes (depending on technical capabilities)
•	Home Screen start-up (depending on technical capabilities)
•	Certain Indirect Channel Communications

APPENDIX A

Approval process form

	BRIEF	CREATIVES CONCEPT	1st EDIT
Date sent			
Licensor comments			
Licensee comments			
Validation/escalation			
Date of response			

Document to be filled in by Licensee (comm/Brand team) and Licensor (Brand team)

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